News
Merrill Lynch & Co., Inc.

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4 World Financial Center New York, New York 10080

Release date: Oct. 2, 2006

For information contact:
Jason Wright (212) 449-3535
jason_wright@ml.com
MERRILL LYNCH ELECTS VIRGIS COLBERT AND DAME JUDITH
MAYHEW JONAS TO BOARD OF DIRECTORS
     NEW YORK, Oct. 2, 2006 — Merrill Lynch & Co. Inc., (NYSE: MER) today announced that Virgis Colbert, 66, retired executive vice president of worldwide operations for Miller Brewing Company, and Dame Judith Mayhew Jonas, 57,a member of the U.K. government’s Commission for Equality and Human Rights, have been elected to the company’s board of directors, effective October 1.
     “Both Virgis Colbert and Dame Judith Mayhew Jonas bring extensive international experience across a number of disciplines to the Merrill Lynch board,” said Stan O’Neal chairman and chief executive officer. “Dame Judith is a respected leader in the legal, financial and cultural communities in London and is well known at Merrill Lynch as a former member of the company’s diversity and inclusion council. Virgis Colbert has many years of experience running operations in a diverse array of international markets at one of the leading consumer products businesses. We are extremely pleased to have them join the firm’s board.”
     The company said that Mr. Colbert was named to the nominating and corporate governance committee of the board. Dame Judith Mayhew Jonas was named to the audit committee and the public policy and responsibility committee of the board.
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2 – Merrill Lynch Board
     Merrill Lynch is one of the world’s leading wealth management, capital markets and advisory companies with offices in 36 countries and territories and total client assets of approximately $1.5 trillion. As an investment bank, it is a leading global trader and underwriter of securities and derivatives across a broad range of asset classes and serves as a strategic advisor to corporations, governments, institutions and individuals worldwide. Merrill Lynch owns just under half of BlackRock, one of the world’s largest publicly traded investment management companies with approximately $1 trillion in assets under management. For more information on Merrill Lynch, please visit www.ml.com.
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Notes to editors:
Virgis W. Colbert began his career at Miller in 1979 and held increasingly responsible positions including plant manager, vice president for plant operations, senior vice president operations, and senior vice president, worldwide operations. He retired as executive vice president, worldwide operations in early 2006 and continues to serve the company as an advisor to management. Prior to his career at Miller, he was with the Chrysler Corporation. Mr. Colbert is a director of the Sara Lee Corporation, Stanley Works, the Manitowoc Company, and the Delphi Corporation. He is chairman emeritus and one of the founders of the Thurgood Marshall Scholarship Fund, and is the former chairman of Fisk University, Nashville, Tenn. Mr. Colbert recently was named one of the “50 Most Powerful Black Executives in America” by Fortune Magazine.
Dame Judith Mayhew Jonas is a solicitor (England and Wales) and barrister and solicitor (New Zealand) and is a member of the U.K. government’s Commission for Equality and Human Rights. She is a former provost of Kings College, Cambridge and
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3 – Merrill Lynch Board
also was special advisor to the chairman of Clifford Chance from 2000 to 2003. Dame Judith was from 2000 to 2004 the vice chair of the London Development Agency, which prepared the mayor’s business plan for London, and was chair of the Policy and Resources Committee, Corporation of London from 1997-2003. She has held many leadership positions in the arts and education. She has been the chair of the Royal Opera House since 2003 and is a director of Gresham College. Among her prior positions, she has been a director of the 4Ps (Public Private Partnerships Programme), chair of Governors of Birbeck College, University of London, member of the board of Imperial College, University of London, trustee of the Natural History Museum and of the University of Otago Trust, and a director of International Financial Services, London. Dame Judith was a fellow of Eton College and the cabinet advisor on city and business to the Mayor of London from 2000 to 2004. She was appointed a Dame Commander of the Order of the British Empire in 2002.
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